Exhibit 99.1

FOR IMMEDIATE RELEASE

CASELLA WASTE SYSTEMS, INC. COMPLETES REFINANCING OF SENIOR SECURED CREDIT FACILITY

RUTLAND, VERMONT (July 9, 2009) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, announced today that it has successfully completed the refinancing of its existing senior secured debt facilities with a senior secured first lien credit facility (the “Senior Secured Credit Facility”), consisting of a $177.5 million revolving credit facility (the “Revolver Facility”) and a $130.0 million aggregate principal term loan (the “Term Loan B”).  In connection with the Senior Secured Credit Facility, the company simultaneously completed the previously announced offering of $180.0 million aggregate principal amount of 11% senior second lien notes due 2014 (the “Notes”).

“Because of our stable cash flow generation and our valuable solid waste and resource optimization assets we were able to complete a successful refinancing of our senior secured debt maturities despite the continued weakness in the financial system,” John W. Casella, chairman and CEO of Casella Waste Systems, said.  “We received strong market demand for both the Notes offering and the Term Loan B.  Since the Notes offering was oversubscribed, we were able to obtain a favorable interest rate and favorable original issue discount.”

“With the strong demand for the Term Loan B, we were able to downsize the Notes offering by $25.0 million and upsize the Term Loan B by $30.0 million,” Casella said.  “This is a favorable outcome because the effective yield of the Term Loan B is approximately 3.60% lower than the Notes, and the Term Loan B is also pre-payable.”

“Our next debt maturity is in December 2012, before which our team will execute against our mid-term strategy to reduce debt leverage by increasing cash flows and selling non-core assets,” Casella said.  “In addition, under the Senior Secured Credit Facility, the financial covenants were reset to provide us with more flexibility compared to the refinanced facilities.  With the completion of the refinancing, the company is in full compliance with the covenants as amended under the new facility.”

The net proceeds from the Senior Secured Credit Facility and from the Notes offering were used to refinance the borrowings under the company’s $525.0 million senior secured credit facility due April 2010.  After the transaction, the company expects to have $87.3 million of unused capacity on the Revolver Facility, after taking into account $51.7 million of letters of credit.

For the first two quarters after the closing date, the interest rate for borrowings under the $177.5 million Revolver Facility will be LIBOR plus a margin of 4.50% per annum, and thereafter the applicable margin will be determined in accordance with the pricing grid as set forth in the Second Amended and Restated Revolving Credit and Term Loan Agreement dated July 9, 2009. The interest rate for the $130.0 million aggregate principal Term Loan B will be LIBOR plus a margin of 5.00% per annum, provided that

LIBOR shall not be less than 2.00% per annum.  The Term Loan B was issued at an original issue price of 94.500% of the principal amount of the loan.

The Senior Secured Credit Facility is subject to customary affirmative, negative, and financial covenants, generally consistent with the company’s existing credit agreement.  The company has the right to increase the amount of the Senior Secured Credit Facility by an aggregate amount of $42.5 million, in its discretion, subject to certain conditions.

The company has engaged its independent registered accounting firm to re-audit its financial statements for the 2009 fiscal year following this refinancing and the closing of the offering of the Notes. The company expects that the opinion on these re-audited financial statements will eliminate the explanatory paragraph about its ability to continue as a going concern.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these Notes, nor shall there be any sale of these Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.  This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Casella Waste Systems, Inc.

Casella Waste Systems is an integrated solid waste and resource management company headquartered in Rutland, Vermont. For further information, investors should contact Ned Coletta, director of investor relations at (802) 772-2239; media should contact Joseph Fusco, vice president at (802) 772-2247; or visit the company’s website at http://www.casella.com.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as Casella “believes,” “expects,” “anticipates,” “plans,” “may,” “will,” “would,” “intends,” “estimates” and other similar expressions, whether in the negative or affirmative.  Among the forward looking statements in this press release are statements regarding the intended use of the proceeds from the refinancing and the Company’s expectations that the auditor’s opinion on its  re-audited financial statements will eliminate the explanatory paragraph about its ability to continue as a going concern.  All of these forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which Casella operates and management’s beliefs and assumptions. Casella cannot guarantee that it actually will achieve the plans, intentions or expectations disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of Casella’s operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in its forward-looking statements. Such risks and uncertainties include or relate to, among other things: Casella may be unable to reduce costs or increase revenues sufficiently to achieve estimated EBITDA and other targets; landfill operations and permit status may be affected by factors outside its control; Casella may be required to incur capital expenditures in excess of its estimates; fluctuations in the commodity pricing of its recyclables may make it more difficult for Casella to predict its results of operations or meet its estimates; and Casella may incur environmental charges or asset impairments in the future. There are a number of other important risks and uncertainties that could cause Casella’s actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors” in Casella’s Form 10-K for the year ended April 30, 2009. Casella does not necessarily intend to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required.